For more information:
Sara Leuchter Wilkins
Director of Investor Relations
414-224-2633
swilkins@jc.com

Journal Communications Reports Fourth Quarter and Full Year 2003 Results

February 5, 2004 — Journal Communications (NYSE:JRN) today announced financial results for its fourth quarter and full year ended December 31, 2003.

For the quarter ended December 31, 2003, net earnings increased 31.5% to $18.8 million compared to $14.3 million for the quarter ended December 31, 2002. For the full year 2003, net earnings increased 15.4% to $66.8 million compared to $57.9 million for the prior year.

For the quarter ended December 31, 2003, continuing operating revenue increased 1.8% to $193.4 million compared to $190.0 million for the quarter ended December 31, 2002. For the full year 2003, continuing operating revenue of $798.3 million was essentially flat compared to $801.4 million in 2002.

“Journal Communications recorded numerous achievements in 2003, chief among them our successful public equity offering, which led to the listing of our new class A shares on the New York Stock Exchange in late September. This strategic action – after 121 years of private ownership – strengthens our capital structure and allows for greater financial flexibility to enhance our businesses,” said Steven J. Smith, chairman and chief executive officer.

“In 2003, we successfully began full production at our new $112 million Journal Sentinel facility, which contributed to improving margins during the second half of the year. We also recorded solid revenue gains at our direct marketing and label printing businesses. Although our printing services business was adversely affected by a reduction in revenue from its largest customer, we posted a strong increase in earnings from cost control initiatives and the elimination of low margin operations. And the radio group within our broadcast segment posted its fourth consecutive year of operating earnings growth. It is important to note that we experienced particularly strong sequential improvement in the second half of 2003, fueled by productivity benefits and cost reductions at all of our businesses.

“Journal Communications enters 2004 with high quality diversified assets in place, including a solid regional presence in southeast Wisconsin, a number of broadcast stations in mid-sized growth markets and a significant telecommunications network and enterprise business. As we look forward, we are focused on building long-term shareholder value by maximizing earnings in our existing businesses, consistently meeting our financial goals and improving our margin performance. We also expect to make disciplined, strategic acquisitions that will provide a solid return on investment.”

Costs and Expenses

For the quarter ended December 31, 2003, costs and expenses of $162.0 million were essentially flat compared to $163.4 million for the fourth quarter last year. For the full year 2003, costs and expenses of $684.9 million were basically even compared to $687.3 million for the prior year.

Operating Earnings

For the quarter ended December 31, 2003, operating earnings increased 18.0% to $31.4 million compared to $26.6 million for the fourth quarter of 2002, primarily due to productivity benefits from our new production facility as well as lower selling and administrative expenses. For the fourth quarter of 2003, operating earnings margin was 16.2% compared to 14.0% for the fourth quarter of 2002. For the full year 2003, operating earnings of $113.4 million were essentially even compared to $114.1 million for the prior year. Operating earnings margin was also flat year over year.

Operating Cash Flow

For the quarter ended December 31, 2003, operating cash flow (cash provided by operating activities) increased to $25.2 million from $1.2 million for the fourth quarter of 2002, during which time the company made a $41.2 million pension payment. Excluding that payment, the decrease in year over year operating cash flow in the fourth quarter of 2003 was due to changes in working capital. For the full year 2003, operating cash flow increased 49.5% to $128.7 million compared to $86.1 million for the prior year.

Earnings per Share

For the quarter ended December 31, 2003, basic and diluted earnings per share were $0.23 and $0.22, respectively, on 80,339,048 and 84,791,046 weighted average number of shares, respectively. This compares to both basic and diluted earnings per share of $0.18 for the fourth quarter of 2002 on 77,767,854 average weighted number of shares. For the full year 2003, basic and diluted earnings per share were $0.84 and $0.80, respectively, on 78,644,722 and 83,096,720 weighted average number of shares, respectively. This compares to both basic and diluted earnings per share of $0.73 for the prior year on 79,291,311 weighted average number of shares. Earnings per share amounts are presented on a generally accepted accounting principles basis and reflect the company’s new capital structure effected by its initial public offering in September 2003 and the tender offer that was completed in November 2003.

EBITDA

For the quarter ended December 31, 2003, EBITDA (net earnings plus total other income and expense, provision for income taxes, loss on discontinued operations, net, cumulative effect of accounting change, net, depreciation and amortization) increased 14.0% to $43.2 million from $37.9 million for the fourth quarter of 2002. The increase was primarily due to greater publishing revenues and profit margins and lower selling and administrative expenses. For the full year 2003, EBITDA was $162.0 million, essentially flat compared to $160.7 million for the prior year.

Publishing

Publishing operating revenue for the quarter ended December 31, 2003, increased 6.6% to $77.7 million from $72.9 million for the fourth quarter of 2002. For the full year 2003, publishing operating revenue increased 1.9% to $317.0 million, compared to $311.1 million for the prior year.

Operating earnings from publishing for the quarter ended December 31, 2003, increased 52.2% to $10.2 million compared to $6.7 million for the fourth quarter of 2002. For the full year 2003, operating earnings from publishing increased 9.6% to $33.2 million from $30.3 million for the prior year. The increase is primarily attributed to stronger advertising revenue and cost reduction initiatives at the daily newspaper, cost savings from the structural reorganization of our community newspapers and shoppers operations and a reduction in our workforce due to the new production facility for our daily newspaper. In 2003, newsprint prices per-ton increased by 7.9%. In the fourth quarter, the $600,000 escalation in newsprint costs resulting from price, page count and commercial printing increases was offset by efficiencies due to reductions in the size of the daily newspaper and in waste – both of which were a direct result of the new production facility.

Broadcasting

Broadcasting operating revenues for the quarter ended December 31, 2003, declined 3.2% to $39.1 million, compared to $40.4 million for the fourth quarter of 2002. For the full year 2003, broadcasting operating revenues declined 1.4% to $150.7 million from $152.8 million in the prior year. This was primarily due to the loss of television revenues that had accompanied the 2002 Olympics ($2.6 million) and to a decrease in political and issue advertising ($4.9 million). Broadcasting operating earnings for the quarter ended December 31, 2003, declined 8.8% to $10.4 million, compared to $11.4 million for the fourth quarter of 2002. For the full year 2003, broadcasting operating earnings declined 10.5% to $29.9 million from $33.4 million for the prior year.

In the quarter ended December 31, 2003, operating revenue from radio stations was $20.2 million, basically even compared to $20.1 million for the fourth quarter of 2002. For the full year 2003, operating revenue from radio stations was $77.9 million, essentially even compared to $78.2 million for the prior year. In the quarter ended December 31, 2003, operating earnings from radio stations increased 12.0% to $5.6 million compared to $5.0 million for the fourth quarter of 2002. For the full year 2003, operating earnings from radio stations increased 10.5% to $16.8 million compared to $15.2 million for the prior year, due primarily to reduced administrative and selling expenses.

In the quarter ended December 31, 2003, operating revenue from television stations decreased 6.9% to $18.9 million compared to $20.3 million for the fourth quarter of 2002. For the full year 2003, operating revenue from television stations decreased 2.4% to $72.8 million compared to $74.6 million for the prior year. In the quarter ended December 31, 2003, operating earnings from television stations decreased 25.0% to $4.8 million compared to $6.4 million for the fourth quarter of 2002. For the full year 2003, operating earnings from television stations decreased 28.0% to $13.1 million compared to $18.2 million for the prior year. The decrease in earnings is primarily due to an increase in programming and news costs and a decrease in revenues.

Telecommunications

Operating revenue from telecommunications for the quarter ended December 31, 2003, increased 3.2% to $35.6 million from $34.5 million for the fourth quarter of 2002. For the full year 2003, operating revenue from telecommunications of $149.5 million was basically flat compared to $148.7 million for the prior year, despite a 12.4% gain in revenue in the commercial segment in 2003. For the fourth quarter 2003, operating earnings from telecommunications of $9.4 million were essentially even compared to $9.3 million for the fourth quarter of 2002. For the full year 2003, operating earnings from telecommunications declined 5.4% to $38.8 million from $41.0 million for the prior year due to continuing pricing pressure in the wholesale market.

Printing Services

Operating revenue from printing services for the quarter ended December 31, 2003 decreased 7.4% to $20.0 million from $21.6 million for the fourth quarter of 2002. For the full year 2003, operating revenue from printing services decreased 12.1% to $86.0 million compared to $97.8 million for the prior year, due primarily to a reduction in revenue from our largest printing customer. For the fourth quarter 2003, operating earnings from printing services increased to $1.1 million from a loss of $1.0 million in the fourth quarter of 2002. For the full year 2003, operating earnings from printing services increased 81.0% to $3.8 million from $2.1 million in the prior year. Earnings for both the fourth quarter and full year 2003 were favorably impacted by cost control initiatives and the elimination of low margin operations.

Other

Our other segment consists of a label printing business, a direct marketing services business and corporate expenses and eliminations. For the quarter ended December 31, 2003, other operating revenues increased 1.9% to $21.0 million from $20.6 million for the fourth quarter of 2002. For the full year 2003, other operating revenue increased 4.5% to $95.1 million compared to $91.0 million for the prior year. For the fourth quarter of 2003, other operating earnings increased to $0.3 million from $0.2 million for the fourth quarter of 2002. For the full year 2003, other operating earnings increased to $7.7 million from $7.3 million for the prior year. This increase in full year 2003 earnings is a result of a $3.2 million gain from the sale of corporate property as well as strong performances at our label printing and direct mail businesses.

Initial Public Offering and Tender Offer

Journal Communications class A common stock began trading on the NYSE on September 24, 2003. A total of 19,837,500 shares of our class A common stock were sold to the public, including 2,587,500 shares of class A common stock purchased by the underwriters to cover over-allotments. Of that number, 19,441,500 shares were sold by Journal Communications and 396,000 by a Grant family shareholder. Net proceeds to the company were approximately $266.6 million.

Immediately prior to the offering, a share exchange took place. Each outstanding share of common stock of our former parent company was exchanged for three shares of our class B common stock. Immediately following the share exchange, the Grant family shareholders exchanged approximately 41.5% of the class B shares they received in the share exchange for 3,264,000 shares of our class C common stock.

Journal Communications used the net proceeds of the offering, as well as borrowings from our debt facility, to purchase 19,999,752 shares of our class B-1 common stock through our tender offer, which expired on November 3, 2003. The purpose of the tender offer was to allow our class B shareholders, who are employee and former employee investors in our employee stock trust, to obtain liquidity for a certain portion of their shares so that they can reduce their personal debt previously incurred to purchase units of beneficial interest in that trust.

The tender offer was contemplated and disclosed to our shareholders prior to the share exchange and as part of the initial public offering in order to effect a “synthetic secondary” offering. At December 31, 2003, Journal Communications had the following shares of stock issued and outstanding: 20,191,542 shares of class A common stock; 14,969,693 shares of class B-1 common stock (not including the 4,338,352 shares held by our subsidiary, The Journal Company); 38,303,648 shares of class B-2 common stock (not including the 4,338,353 shares held by The Journal Company), and 3,264,000 shares of class C common stock (all of which are owned by the Grant family).

The company’s class A shares are traded on the New York Stock Exchange. Class B shares are not traded on the NYSE, and are not convertible to class A shares until after the applicable public sale restriction periods end.

First Quarter 2004 Guidance

For the first quarter of 2004, Journal Communications currently anticipates operating revenue to be between $185 million and $190 million and net earnings to be between $11 million and $13 million.

Webcast of Conference Call

A live webcast of the fourth quarter/full year 2003 conference call will be accessible through www.jc.com and www.ccbn.com beginning at 9:00 a.m. CT this morning. An archive of the webcast will be available on these sites today through February 19. For telephone access to this morning’s conference call, dial (800) 901-5213 (domestic) or (617) 786-2962 (international) at least 10 minutes prior to the scheduled 9 a.m. CT start. The access code for the conference call is 89354099. Replays of the conference call will be available today through February 8. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international). The access code for the replay is 99048854.

Forward-looking Statements

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found on page 12 of our most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media and communications company with operations in publishing, radio and television broadcasting, telecommunications and printing services. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and more than 90 community newspapers and shoppers in eight states. We own and operate 38 radio stations and six television stations in 11 states. Through our telecommunications segment, we own and operate a regional fiber optic network in the upper Midwest, provide integrated data communications solutions for small and mid-size business and offer network transmission solutions for other service providers. We also provide a wide range of commercial printing services, including publications, professional journals and documentation material, as well as electronic publishing, kit assembly and fulfillment.

Tables Follow

Journal Communications, Inc.
Consolidated Statements of Earnings (unaudited)
(dollars in millions, except for shares and per-share amounts)

	Fourth Quarter (A)
	2003	2002	% Change
Continuing operations:
Operating revenue:
Publishing	$ 77.7	$ 72.9	6.6
Broadcasting	39.1	40.4	(3.2)
Telecommunications	35.6	34.5	3.2
Printing services	20.0	21.6	(7.4)
Other	21.0	20.6	1.9

Total operating revenue	193.4	190.0	1.8
Operating costs and expenses:
Publishing	37.5	35.9	4.5
Broadcasting	15.3	14.5	5.5
Telecommunications	20.6	20.5	0.5
Printing services	16.6	18.4	(9.8)
Other	16.8	16.5	1.8

Total operating costs and expenses	106.8	105.8	0.9
Selling and administrative expenses	55.2	57.6	(4.2)

Total operating costs and expenses
and selling and administrative
expenses	162.0	163.4	(0.9)
Operating earnings	31.4	26.6	18.0
Other income and expense:
Interest income and dividends	0.2	0.0
Interest expense, net	(0.1)	(0.1)

Total other income and expense	0.1	(0.1)
Earnings from continuing
operations before income taxes
and accounting change	31.5	26.5	18.9
Provision for income taxes	12.7	11.9	6.7
Earnings from continuing operations
before accounting change	18.8	14.6	28.8
Loss from discontinued operations,
net of applicable income tax
expense (benefit) of $0 and ($1.6)	--	(0.3)
Cumulative effect of accounting
change, net of applicable income
taxes of $1.2	--	--
Net earnings	$ 18.8	$ 14.3	31.5

Weighted average number of shares:
Basic	80,339,048	77,767,854	3.3
Diluted	84,791,046	77,767,854	9.0
Earnings per share:
Basic:
Continuing operations before
accounting change	$ 0.23	$ 0.19	21.1
Net earnings	$ 0.23	$ 0.18	27.8
Diluted:
Continuing operations before
accounting change	$ 0.22	$ 0.19	15.8
Net earnings	$ 0.22	$ 0.18	22.2

(A)	2003 fourth quarter: October 6, 2003 to December 31, 2003. 2002 fourth quarter: October 7, 2002 to December 31, 2002.

JOURNAL COMMUNICATIONS, INC.
Consolidated Statements of Earnings (audited)
(dollars in millions, except for shares and per-share amounts)

	Year Ended December 31
	2003	2002	% Change
Continuing operations:
Operating revenue:
Publishing	$ 317.0	$ 311.1	1.9
Broadcasting	150.7	152.8	(1.4)
Telecommunications	149.5	148.7	0.5
Printing services	86.0	97.8	(12.1)
Other	95.1	91.0	4.5

Total operating revenue	798.3	801.4	(0.4)
Operating costs and expenses:
Publishing	156.8	148.2	5.8
Broadcasting	64.7	59.7	8.4
Telecommunications	84.8	81.7	3.8
Printing services	71.3	82.6	(13.7)
Other	78.2	75.4	3.7

Total operating costs and expenses	455.8	447.6	1.8
Selling and administrative expenses	229.1	239.7	(4.4)

Total operating costs and expenses
and selling and administrative
expenses	684.9	687.3	(0.3)
Operating earnings	113.4	114.1	(0.6)
Other income and expense:
Interest income and dividends	0.4	1.0
Interest expense, net	(1.9)	(0.7)

Total other income and expense	(1.5)	0.3
Earnings from continuing
operations before income taxes
and accounting change	111.9	114.4	(2.2)
Provision for income taxes	45.1	49.4	(8.7)

Earnings from continuing operations
before accounting change	66.8	65.0	2.8
Loss from discontinued operations,
net of applicable income tax
expense (benefit) of $0 and ($6.6)	--	(0.6)
Cumulative effect of accounting
change, net of applicable income
taxes of $1.2	--	(6.5)
Net earnings	$ 66.8	$ 57.9	15.4

Weighted average number of shares:
Basic	78,644,722	79,291,311	(0.8)
Diluted	83,096,720	79,291,311	4.8
Earnings per share:
Basic:
Continuing operations before
accounting change	$ 0.84	$ 0.82	2.4
Net earnings	$ 0.84	$ 0.73	15.1
Diluted:
Continuing operations before
accounting change	$ 0.80	$ 0.82	(2.4)
Net earnings	$ 0.80	$ 0.73	9.6

Journal Communications, Inc.
Segment Information
(dollars in millions)

Operating revenue, Operating earnings, Depreciation and amortization and Publishing operating revenue by category are prepared in accordance with GAAP.

	Fourth Quarter (A) (unaudited)
	2003	2002	% Change
Operating revenue
Publishing	$ 77.7	$ 72.9	6.6
Broadcasting	39.1	40.4	(3.2)
Telecommunications	35.6	34.5	3.2
Printing services	20.0	21.6	(7.4)
Other	21.0	20.6	1.9

	$193.4	$ 190.0	1.8

Operating earnings
Publishing	$ 10.2	$ 6.7	52.2
Broadcasting	10.4	11.4	(8.8)
Telecommunications	9.4	9.3	1.1
Printing services	1.1	(1.0)	210.0
Other	0.3	0.2	50.0

	$ 31.4	$ 26.6	18.0

Depreciation and Amortization
Publishing	$ 3.7	$ 3.4	8.8
Broadcasting	2.4	1.7	41.2
Telecommunications	4.4	4.5	(2.2)
Printing services	0.7	1.1	(36.4)
Other	0.6	0.6	0.0

	$ 11.8	$ 11.3	4.4

(A)	2003 fourth quarter: October 6, 2003 to December 31, 2003. 2002 fourth quarter: October 7, 2002 to December 31, 2002.

	Year Ended December 31 (audited)
	2003	2002	% Change
Operating revenue
Publishing	$317.0	$ 311.1	1.9
Broadcasting	150.7	152.8	(1.4)
Telecommunications	149.5	148.7	0.5
Printing services	86.0	97.8	(12.1)
Other	95.1	91.0	4.5

	$798.3	$ 801.4	(0.4)

Operating earnings
Publishing	$ 33.2	$ 30.3	9.6
Broadcasting	29.9	33.4	(10.5)
Telecommunications	38.8	41.0	(5.4)
Printing services	3.8	2.1	81.0
Other	7.7	7.3	5.5

	$113.4	$ 114.1	(0.6)

Depreciation and Amortization
Publishing	$ 16.5	$ 14.2	16.2
Broadcasting	8.6	7.3	17.8
Telecommunications	17.7	17.1	3.5
Printing services	3.2	5.2	(38.5)
Other	2.6	2.8	(7.1)

	$ 48.6	$ 46.6	4.3

Journal Communications, Inc.
Publishing Segment Information (unaudited)
(dollars in millions)

Publishing operating revenue by category:

	Fourth Quarter of 2003 (A)			Fourth Quarter of 2002 (B)
	Daily Newspaper	Community Newspapers & Shoppers	Total	Daily Newspaper	Community Newspapers & Shoppers	Total	% Change
Advertising revenue:
Retail	$21.4	$13.2	$34.6	$20.8	$13.4	$34.2	1.2
Classified	13.6	2.0	15.6	13.0	2.0	15.0	4.0
General	2.9	--	2.9	1.9	--	1.9	52.6
Other	4.8	0.4	5.2	3.7	0.1	3.8	36.8

Total advertising revenue	42.7	15.6	58.3	39.4	15.5	54.9	6.2
Circulation revenue	10.5	0.7	11.2	10.5	0.6	11.1	0.9
Other revenue	1.3	6.9	8.2	0.6	6.3	6.9	18.8

Total operating revenue	$54.5	$23.2	$77.7	$50.5	$22.4	$72.9	6.6

	Year Ended December 31, 2003			Year Ended December 31, 2002
	Daily Newspaper	Community Newspapers & Shoppers	Total	Daily Newspaper	Community Newspapers & Shoppers	Total	% Change
Advertising revenue:
Retail	$80.7	$56.1	$136.8	$75.5	$57.0	$132.5	3.2
Classified	60.7	8.7	69.4	62.4	9.7	72.1	(3.7)
General	11.0	--	11.0	10.1	--	10.1	8.9
Other	18.2	2.0	20.2	15.9	1.4	17.3	16.8

Total advertising revenue	170.6	66.8	237.4	163.9	68.1	232.0	2.3
Circulation revenue	43.9	2.9	46.8	45.3	3.1	48.4	(3.3)
Other revenue	5.1	27.7	32.8	3.7	27.0	30.7	6.8

Total operating revenue	$219.6	$97.4	$317.0	$212.9	$98.2	$311.1	1.9

(A)	2003 fourth quarter: October 6, 2003 to December 31, 2003.
(B)	2002 fourth quarter: October 7, 2002 to December 31, 2002.

NOTE: Publishing segment information is provided to facilitate comparison of our publishing segment results with those of other publishing companies and is not representative of the overall business of Journical Communications or its operating results.

Journal Communications, Inc.
Publishing Segment Information, continued (unaudited)

Daily newspaper's core newspaper advertising linage by category:

	Fourth Quarter (A)
	2003	2002	% Change
Advertising linage (inches in thousands):
Full run
Retail	187.0	172.8	8.2
Classified	195.2	205.0	(4.8)
General	14.0	13.2	6.1

Total full run	396.2	391.0	1.3
Part run	36.6	21.7	68.7

Total advertising linage	432.8	412.7	4.9

Preprint pieces (in millions)	210.9	214.5	(1.7)

Full pages of advertising and revenue per page of our community newspapers and shoppers:

Full pages of advertising:
Community newspapers	24,914	26,990	(7.7)
Shoppers	22,978	23,513	(2.3)

Total full pages of advertising	47,892	50,503	(5.2)

Revenue per page	$288.43	$272.98	5.7

Daily newspaper's core newspaper advertising linage by category:

	Year Ended December 31
	2003	2002	% Change
Advertising linage (inches in thousands):
Full run
Retail	724.1	695.2	4.2
Classified	877.7	920.4	(4.6)
General	51.5	52.7	(2.3)

Total full run	1,653.3	1,668.3	(0.9)
Part run	124.9	80.3	55.5

Total advertising linage	1,778.2	1,748.6	1.7

Preprint pieces (in millions)	834.6	760.5	9.7

Full pages of advertising and revenue per page of our community newspapers and shoppers:

Full pages of advertising:
Community newspapers	109,114	117,600	(7.2)
Shoppers	98,002	104,681	(6.4)

Total full pages of advertising	207,116	222,281	(6.8)

Revenue per page	$285.63	$274.39	4.1

NOTE: Publishing segment information is provided to facilitate comparison of our publishing segment results with those of other publishing companies and is not representative of the overall business of Journal Communications or its operating results.

Journal Communications, Inc.
Reconciliation of our consolidated net earnings to consolidated EBITDA (unaudited)
(dollars in millions)

	Fourth Quarter (A)
	2003	2002
Net earnings	$18.8	$14.3
Total other (income) and expense	(0.1)	0.1
Provision for income taxes	12.7	11.9
Loss from discontinued operations, net	--	0.3
Depreciation	10.9	10.9
Amortization	0.9	0.4

EBITDA	$43.2	$37.9

(A)	2003 fourth quarter: October 6, 2003 to December 31, 2003. 2002 fourth quarter: October 7, 2002 to December 31, 2002.

	Year Ended December 31
	2003	2002
Net earnings	$66.8	$57.9
Total other (income) and expense	1.5	(0.3)
Provision for income taxes	45.1	49.4
Loss from discontinued operations, net	--	0.6
Cumulative effect of accounting change, net	--	6.5
Depreciation	46.4	44.7
Amortization	2.2	1.9

EBITDA	$162.0	$160.7

We believe that EBITDA is relevant and useful because it helps improve our investors’ ability to understand our operating performance and makes it easier to compare our results with other companies that have different financing and capital structures or tax rates. We use EBITDA, among other things, to evaluate our operating performance, to value prospective acquisitions and as a component of incentive compensation targets targets for certain management personnel. Our lenders use EBITDA as one of the measures of our ability to service our debt. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows measures from operating performance as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

Journal Communications, Inc.
Consolidated Condensed Balance Sheet (audited)
(dollars in millions)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$8.4	$8.5
Receivables, net	96.6	89.9
Inventories, net	15.2	16.2
Prepaid expenses	13.2	11.8
Deferred income taxes	9.0	8.1

Total current assets	142.4	134.5
Property and equipment, net	314.6	324.4
Goodwill	114.3	112.0
Broadcast licenses	129.5	125.5
Other intangible assets, net	9.9	12.1
Prepaid pension costs	28.4	30.6
Other assets	8.1	5.9

Total assets	$747.2	$745.0

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Notes payable to banks	--	90.8
Accounts payable	38.4	37.8
Accrued compensation	24.7	29.7
Deferred revenue	22.6	20.7
Accrued employee benefits	9.8	9.6
Other current liabilities	21.6	9.7
Current portion of long-term liabilities	0.6	1.6

Total current liabilities	117.7	199.9
Accrued employee benefits	16.5	17.0
Long-term notes payable to banks	84.0	--
Other long term liabilities	8.7	9.3
Deferred income taxes	56.5	42.3
Shareholders' equity	463.8	476.5

Total liabilities and shareholders' equity	$747.2	$745.0